Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2015, with respect to the financial statements of United Teacher Associates Insurance Company incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of HC2 Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP
Cincinnati, Ohio
October 15, 2015